Exhibit 1.1

23,000,000 Shares

HELIX ENERGY SOLUTIONS GROUP, INC.

Common Stock

UNDERWRITING AGREEMENT

January 4, 2017

Credit Suisse Securities (USA) LLC

Wells Fargo Securities, LLC

As representatives of the several

underwriters named in Schedule A hereto

c/o	Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

Wells Fargo Securities, LLC

375 Park Ave., 4th Floor

New York, New York 10152

Ladies and Gentlemen:

1. Introductory. Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), agrees with Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC (collectively, the “Representatives”), as representatives of the several Underwriters named in Schedule A hereto (the “Underwriters”), to issue and sell to the several Underwriters 23,000,000 shares (the “Firm Securities”) of the Company’s common stock, no par value (the “Securities”), on the terms set forth in this agreement (this “Agreement”). The Company also proposes to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 3,450,000 additional shares (the “Optional Securities”) of its Securities as set forth in Section 3 below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of such Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Applicable Time” means 6:45 p.m. (Eastern time) on the date of this Agreement.

“Capital Stock” means any Securities, Preferred Stock or other capital stock of the Company.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Company Document” means any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its Material Subsidiaries is a party or by which the Company or any of its Material Subsidiaries is bound or to which any of the property or assets of the Company or any of its Material Subsidiaries is subject.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreements” means (i) the Credit Agreement dated September 26, 2014, by and among Helix Q5000 Holdings S.à r.l., Helix Vessel Finance S.à r.l. and Nordea Bank AB, London Branch (as successor to Nordea Bank Finland PLC, London Branch) as administrative agent and collateral agent, together with the other lenders party thereto; (ii) the Credit Agreement dated June 19, 2013, by and among the Company, Bank of America, N.A., as administrative agent, swing line lender and letters of credit issuer, and the other lender parties named thereto; and (iii) Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of August 16, 2000, each as amended, supplemented or restated, if applicable, including any promissory notes, pledge agreements, security agreements, mortgages, guarantees and other instruments or agreements entered into by the Company or any of its subsidiaries in connection therewith or pursuant thereto, in each case as amended, supplemented or restated, if applicable.

“Existing Indentures” means (i) the Senior Debt Indenture dated as of November 1, 2016, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (“BNY”), as trustee, as supplemented by that certain First Supplemental Indenture dated as of November 1, 2016, by and between the Company and BNY, as Trustee (ii) the Indenture dated as of March 12, 2012 between the Company and BNY, as trustee, (iii) the Trust Indenture, dated as of August 16, 2000, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as indenture trustee, each as amended, supplemented or restated, if applicable, including any debt securities, pledge agreements, security agreements, mortgages, guarantees or other instruments or agreements entered into by the Company or any of its subsidiaries in connection therewith or pursuant thereto, in each case as amended, supplemented or restated, if applicable.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Securities Act.

“GAAP” means generally accepted accounting principles in the United States.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Organizational Documents” means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; (e) in the case of an exempted company incorporated with limited liability under the laws of the Cayman Islands, its memorandum and articles of association; and (f) in the case of any other entity, the organizational and governing documents of such entity.

“Preferred Stock” means the Company’s preferred stock, par value $0.01 per share.

“Rules and Regulations” means the rules and regulations of the Commission.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and 430C Information with respect to such Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Subject Instruments” means the Existing Credit Agreements, the Existing Indentures, and all other instruments, agreements and documents filed or incorporated by reference as exhibits to the Registration Statement pursuant to Rule 601(b)(10) of Regulation S-K of the Commission; provided that if any instrument, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement as aforesaid has been redacted or if any portion thereof has been deleted or is otherwise not included as part of such exhibit (whether pursuant to a request for confidential treatment or otherwise), the term “Subject Instruments” shall nonetheless mean such instrument, agreement or other document, as the case may be, in its entirety, including any portions thereof which shall have been so redacted, deleted or otherwise not filed.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-214259), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Securities Act, which has become effective under the Securities Act. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations, and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Automatic Shelf Registration Statement.

(i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well-known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement. If immediately prior to the Renewal Deadline (as hereinafter defined), any of the Offered Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities, in a form satisfactory to the Lead Underwriter (as defined in Section 3). If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Lead Underwriter, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement.

(iii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form for the Offered Securities. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d) Ineligible Issuer Status. At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated January 4, 2017 (the “Preliminary Prospectus”) (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Independent Accountants. The accountants whose reports appear in the General Disclosure Package and the Final Prospectus or are incorporated by reference therein, are, and during the periods covered by such reports were, registered independent public accountants as required by the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board.

(h) Financial Statements. The financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the General Disclosure Package and the Final Prospectus, together with the related schedules (if any) and notes, present fairly, in all material respects, the financial position of the entities to which they relate at the dates indicated and the results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; the financial statements of any other entities or businesses included or incorporated by reference in the General Disclosure Package or the Final Prospectus, together with the related schedules (if any) and notes, present fairly, in all material respects, the financial position of each such entity or business, as the case may be, and its consolidated subsidiaries (if any) at the dates indicated and the results of operations, changes in stockholders’ (or other owners’) equity and cash flows of such entity or business, as the case may be, and its consolidated subsidiaries (if any) for the periods specified; and all such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved and comply in all material respects with all applicable accounting requirements under the Securities Act. The supporting schedules, if any, included or incorporated by reference in the General Disclosure Package and the Final Prospectus present fairly in all material respects, in accordance with GAAP, the information required to be stated therein. The financial statements of the businesses or properties acquired or proposed to be acquired, if any, included, or incorporated by reference, in the

General Disclosure Package and the Final Prospectus present fairly in all material respects the information set forth therein, have been prepared in conformity with GAAP applied on a consistent basis and otherwise have been prepared in accordance with, in the case of businesses acquired or to be acquired, the applicable financial statement requirements of Rule 3-05 or, in the case of real estate operations acquired or to be acquired, Rule 3-14 of Regulation S-X. The summary financial data and selected financial data included, or incorporated by reference, in the General Disclosure Package and the Final Prospectus present fairly the information shown therein and has been compiled on a basis consistent with that of the audited financial statements of the Company included, or incorporated by reference, in the General Disclosure Package and the Final Prospectus. The Company’s ratios of earnings to fixed charges and, if applicable, ratios of earnings to combined fixed charges and preferred stock dividends (actual and, if any, pro forma) included, or incorporated by reference, in the General Disclosure Package and the Final Prospectus have been calculated in compliance with Item 503(d) of Regulation S K of the Commission. Any information contained in the General Disclosure Package or the Final Prospectus regarding “non-GAAP financial measures” (as defined in Regulation G of the Commission) complies with Regulation G and Item 10 of Regulation S-K of the Commission, to the extent applicable. No other financial statements or schedules are required by Form S-3 or otherwise to be included, or incorporated by reference, in the General Disclosure Package or the Final Prospectus. The interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package and the Final Prospectus fairly presents the required information and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(i) No Material Adverse Change in Business. Since the respective dates as of which information is given in the General Disclosure Package and the Final Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those that are in the ordinary course, which are material with respect to the Company and its subsidiaries considered as one enterprise, (C) there has been no obligation or liability, direct or contingent (including any off-balance sheet obligations) incurred by the Company or its subsidiaries, which is material to the Company and its subsidiaries considered as one enterprise, (D) other than the issuance of Securities issued pursuant to the Equity Plans (as defined herein) or the forfeitures of Securities upon a vesting or exercise of any Awards (as defined herein) issued pursuant to the Equity Plans in full or partial payment of taxes or tax withholding obligations, there have been no changes in the authorized or outstanding capital stock of the Company or its subsidiaries, (E) there have been no material changes in the outstanding indebtedness of the Company, and (F) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its Capital Stock.

(j) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Minnesota and has power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Final Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in the State of Texas and in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except (solely in the case of jurisdictions other than the State of Texas) where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(k) Good Standing of Subsidiaries. Each Material Subsidiary of the Company identified as such under a separate caption on Schedule C has been duly organized and is validly existing as a corporation, limited or general partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, has power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Final Prospectus and is duly qualified as a foreign corporation, limited or general partnership or limited liability company, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the General Disclosure Package and the Final Prospectus, all of the issued and outstanding capital stock of each such subsidiary that is a corporation, all of the issued and outstanding partnership interests of each such subsidiary that is a limited or general partnership and all of the issued and outstanding limited liability company interests, membership interests or other similar interests of each such subsidiary that is a limited liability company have been duly authorized and validly issued, are fully paid and (except in the case of general partnership interests) non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any Lien; and none of the outstanding shares of capital stock, partnership interests or limited liability company interests, membership interests or other similar interests of any such subsidiary was issued in violation of any preemptive rights, rights of first refusal or other similar rights of any securityholder of such subsidiary or any other person. The only subsidiaries of the Company are the subsidiaries listed on Schedule C hereto and Schedule C accurately sets forth whether each such subsidiary is a corporation, limited or general partnership or limited liability company and the jurisdiction of organization of each such subsidiary and, in the case of any subsidiary that is a partnership or limited liability company, its general partners and managing members, respectively. The Company has identified its Material Subsidiaries under a separate caption on Schedule C.

(l) Capitalization. The Company has an authorized capitalization as set forth in the General Disclosure Package and Final Prospectus, and all of the issued and outstanding shares of Capital Stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable. None of the Company’s outstanding shares of Securities were issued in violation of any preemptive rights, rights of first refusal or other similar rights and no further approval or authority of the Company’s stockholders or the Company’s Board of Directors is required for the issuance and sale of the Offered Securities; except as set forth in the Prospectus, the Company is not a party to or bound by any outstanding options, warrants or similar rights to subscribe for, or contractual obligations to issue, sell, transfer or acquire, any of its Capital Stock or any securities convertible into or exchangeable for any of such Capital Stock.

(m) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(n) Authorization of Securities. The Offered Securities to be sold by the Company pursuant to this Agreement have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable; no holder of the Offered Securities is or will be subject to personal liability by reason of being such a holder; the issuance and sale of the Offered Securities to be sold by the Company pursuant to this Agreement is not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Company or any other person; and the delivery of the Offered Securities being sold by the Company against payment therefor pursuant to the terms of this Agreement will pass valid title to the Offered Securities being sold by the Company, free and clear of any claim, encumbrance or defect in title, and without notice of any lien, claim or encumbrance.

(o) Description of Securities. The Securities, the authorized but unissued Preferred Stock, and the Company’s charter and bylaws conform in all material respects to all of the respective statements relating thereto contained in the General Disclosure Package and the Final Prospectus and such statements conform in all material respects to the rights set forth in the respective instruments and agreements defining the same.

(p) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its Organizational Documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Company Document, except in the case of Company Documents for such defaults that would not result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the General Disclosure Package and the Final Prospectus (including the issuance and sale of the Offered Securities and the use of the proceeds from the sale of the Offered Securities as described in the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations under this Agreement do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its subsidiaries pursuant to, any Company Documents, except for such conflicts, breaches, defaults or liens, encumbrances, equities or claims (“Liens”) that would not result in a Material Adverse Effect, nor will such action result in any violation of (i) the provisions of the Organizational Documents of the Company or any of its subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective assets, properties or operations, except for such violations in clause (ii) that would not result in a Material Adverse Effect.

(q) Absence of Labor Dispute. No material labor dispute with the employees of the Company or any subsidiary of the Company exists or, to the knowledge of the Company, is imminent. The Company is not aware that any key employee or significant group of employees of the Company or any of the subsidiaries plans to terminate employment with the Company or any of the subsidiaries. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practice, except for matters which would not, individually or in the aggregate, result in a Material Adverse Effect.

(r) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries which is required to be disclosed in the General Disclosure Package or the Final Prospectus (other than as disclosed therein), or which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations under this Agreement; the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the General Disclosure Package and the Final Prospectus, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(s) Accuracy of Descriptions and Exhibits. The information in the General Disclosure Package and the Final Prospectus under the captions “Tax Matters,” “Business—Government Regulation,” “Business—Environmental Regulation,” and “Description of Capital Stock,” and the information in the Registration Statement under Item 15, in each case to the extent that it constitutes matters of law, summaries of legal matters, summaries of provisions of the Company’s charter or bylaws or other instruments or agreements, summaries of legal proceedings, or legal conclusions, is correct in all material respects; all descriptions in the General Disclosure Package and the Final Prospectus of any Company Documents are accurate in all material respects; and there are no franchises, contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, leases or other instruments, agreements or documents required to be described or referred to in the General Disclosure Package or the Final Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required.

(t) Possession of Intellectual Property. The Company and its subsidiaries own or possess or have the right to use on reasonable terms all patents, patent rights, patent applications, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, service names and other intellectual property (collectively, “Intellectual Property”) reasonably necessary to carry on their respective businesses as described in the General Disclosure Package and the Final Prospectus and as proposed to be conducted, except where failure to own or possess or have the right to use would not reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(u) Absence of Further Requirements. (A) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, (B) no authorization, approval, vote or other consent of any holder of Capital Stock or other securities of the Company or any creditor of the Company, (C) no waiver or consent under any Subject Instrument, and (D) no authorization, approval, vote or other consent of any other person or entity, is necessary or required for the execution, delivery or performance by the Company of this Agreement, for the offering, issuance, sale or delivery of the Offered Securities hereunder, or for the consummation of any of the other transactions contemplated by this Agreement, in each case on the terms contemplated by the General Disclosure Package and the Final Prospectus, except such as have been obtained under the Securities Act and the Exchange Act or such as may be required under state securities laws.

(v) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where failure to possess such Governmental Licenses would not reasonably be expected to result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(w) Title to Property. The Company and its subsidiaries have good and marketable title in fee simple to all real property owned by any of them and good title to all other properties and assets owned by any of them, in each case, free and clear of all Liens except such Liens as (a) are described in the General Disclosure Package and the Final Prospectus or (b) would not or would not reasonably be expected to, individually or in the aggregate, materially affect the value of such property and would not or would not reasonably be expected to interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; all real property, buildings and other improvements, and equipment and other property held under lease or sublease by the Company or any of its subsidiaries are held by them under valid, subsisting and enforceable leases or subleases, as the case may be, with, solely in the case of leases or subleases relating to real property and buildings or other improvements, such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings or other improvements by the Company and its subsidiaries, and all such leases and subleases are in full force and effect; and neither the Company nor any of its subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease except for such claims which, if successfully asserted against the Company or any of its subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect.

(x) Investment Company Act. Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(y) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act has (i) imposed (or has informed the Company or any of its subsidiaries that it is considering imposing) any condition (financial or otherwise) on the Company’s or any of its subsidiaries’ retaining any rating assigned to the Company or any of its subsidiaries or any securities of the Company or any of its subsidiaries or (ii) indicated to the Company or any of its subsidiaries that it is considering any of the actions described in Section 7(d)(ii) hereof.

(z) Environmental Laws. Except as described in the General Disclosure Package and the Final Prospectus and except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(aa) Absence of Registration Rights. There are no persons with registration rights or other similar rights to have any securities (debt or equity) registered pursuant to the Registration Statement or included in the offering contemplated by this Agreement under the Securities Act, and there are no persons with co-sale rights, tag-along rights or other similar rights to have any securities (debt or equity) included in the offering contemplated by this Agreement or sold in connection with the sale of Offered Securities pursuant to this Agreement; and the Company has given all notices required by, and has otherwise complied with its obligations under, all registration rights agreements, co-sale agreements, tag-along agreements and other similar agreements in connection with the transactions contemplated by this Agreement.

(bb) Forward-Looking Statements. No forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in either the General Disclosure Package or the Final Prospectus have been made or reaffirmed without a reasonable basis therefor or have been disclosed other than in good faith.

(cc) NYSE. The outstanding shares of Securities and the Offered Securities to be sold by the Company hereunder have been approved for listing, subject only to official notice of issuance, on the New York Stock Exchange (the “NYSE”), and are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Offered Securities under the Exchange Act or delisting any such securities from the NYSE, nor has the Company received any notification that the Commission or the NYSE is contemplating terminating such registration or listing.

(dd) Tax Returns. The Company and its subsidiaries have filed in a timely manner all foreign, federal, state and local tax returns that are required to be filed through the date hereof or have properly requested and have been granted extensions thereof, except where the failure so to file would not, individually or in the aggregate, have a Material Adverse Effect, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against any of them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, have a Material Adverse Effect; and, except as disclosed in the General Disclosure Package and the Final Prospectus, there is no tax deficiency that, to the knowledge of the Company, has been, or would reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets, which, if determined adversely to any such entity, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has engaged in any transaction which is a corporate tax shelter or which could be characterized as such by the Internal Revenue Service or any other taxing authority.

(ee) Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for except for claims which would not, individually or in the aggregate, result in a Material Adverse Effect; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(ff) Accounting Controls and Disclosure Controls. The Company and its subsidiaries maintain and have maintained effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (E) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as described in the General Disclosure Package and the Final Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and its subsidiaries employ and have employed disclosure controls and procedures as defined in Rule 13a-15 under the Exchange Act that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(gg) Stock Options and Other Equity Incentive Grants. With respect to stock options or other equity incentive grants (collectively, “Awards”) granted pursuant to the equity-based compensation plans of the Company (the “Equity Plans”), (i) all stock options have been granted with a per-share exercise price that is either (x) at least equal to the fair market value of a share of Securities as of the date of such grant, or (y) at least equal to the five-day average closing stock price of a share of Securities prior to the date of such grant, (ii) each such grant was made in compliance in all material respects with the Equity Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, and (iii) each such grant has been properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission.

(hh) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act with which any of them is required to comply, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(ii) Permitted Free Writing Prospectus. The Company has not distributed and will not distribute any offering material in connection with the offering and sale of the Offered Securities to be sold hereunder by the Underwriters, other than the Prospectus and any Permitted Free Writing Prospectus reviewed and consented to by the Representatives.

(jj) Actively Traded Security. The Securities are an “actively traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(kk) Absence of Manipulation. Other than excepted activity pursuant to Regulation M under the Exchange Act, neither the Company, nor any of its directors, officers, affiliates or controlling persons, has taken and will not take, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Offered Securities.

(ll) Statistical, Demographic or Market-Related Data. Any statistical, demographic or market-related data included, or incorporated by reference, in the General Disclosure Package or the Final Prospectus is based on or derived from sources that the Company believes to be reliable and accurate, and all such data included, or incorporated by reference, in the General Disclosure Package or the Final Prospectus accurately reflects the materials upon which it is based or from which it was derived. The Company has obtained the written consent for the use of such data from such sources to the extent necessary or as required.

(mm) Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person while acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act of 2010 of the United Kingdom, or any other applicable anti-corruption or anti-bribery laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable anti-corruption or antibribery laws, and the Company and its subsidiaries and, to the knowledge of the Company, its other affiliates have conducted their businesses in compliance with the FCPA and any other applicable anti-bribery and anti-corruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(nn) Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(oo) No Conflicts with Sanctions Laws. Neither the Company, nor any of its subsidiaries, directors or officers, nor, to the knowledge of the Company, any agent, employee or affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not, directly or indirectly use any of the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of any Sanctions, (ii) to fund or facilitate any activities of or any business in any Sanctioned Country or (iii) in any other manner that would reasonably be likely to result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of any Sanctions or with any Sanctioned Country.

(pp) No Criminal Proceedings. To the knowledge of the Company, none of the current directors or officers of the Company is subject to prior regulatory, criminal or bankruptcy proceedings in the U.S. or elsewhere.

(qq) Lending Relationship. Except as disclosed in the General Disclosure Package and the Final Prospectus or set forth in the Credit Agreement dated June 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Company, Bank of America, N.A., as administrative agent, swing line lender and letters of credit issuer, and the other lender parties named thereto; (i) neither the Company nor any of its subsidiaries has any outstanding borrowings from, or is a party to any line of credit, credit agreement or other credit facility or otherwise has a borrowing relationship with, any bank or other lending institution affiliated with the Representatives, and (ii) the Company does not intend to use any of the proceeds from the sale of the Offered Securities to repay any debt owed to the Representatives or any affiliate thereof.

(rr) Transfer Taxes. There are no stock or other transfer taxes, stamp duties, capital duties or other similar duties, taxes or charges payable in connection with the execution or delivery of this Agreement by the Company or the issuance or sale by the Company of the Offered Securities to be sold by the Company to the Underwriters hereunder.

(ss) Related Party Transactions. There are no business relationships or related party transactions involving the Company or any of its subsidiaries or, to the knowledge of the Company, any other person that are required to be described in the General Disclosure Package or Final Prospectus that have not been described as required.

(tt) ERISA. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)), for which the Company or any member of its “Controlled Group” (defined as an organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in compliance in all material respects with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (b) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (c) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (d) neither the Company or any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA); and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(uu) No Other Contracts. Other than this Agreement, there are no contracts, agreements or understandings between the Company or any of its subsidiaries and any person that would give rise to a valid claim against the Company or any of its subsidiaries or the Representatives for a brokerage commission, finder’s fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(vv) FINRA Matters. All of the information provided to the Representatives or to counsel for the Underwriters by the Company and, to the knowledge of the Company, its officers and directors and the holders of any securities of the Company in connection with letters, filings or other supplemental information provided to the FINRA pursuant to FINRA Conduct Rule 2710 or 2720 is true, complete and correct. To the knowledge of the Company, except as disclosed in the General Disclosure Package and the Final Prospectus, no director or officer of the Company has any association with any FINRA member.

(ww) No Prohibition on Dividends by Subsidiaries. Except as described in the General Disclosure Package and the Final Prospectus, no subsidiary of the Company is prohibited, directly or indirectly, from paying any dividends or making any other distributions on such subsidiary’s capital stock, from repaying any debt owed to the Company or any of its other subsidiaries, or from transferring any of its property or assets to the Company or any of its other subsidiaries.

(xx) Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $8.316975 per share, the Firm Securities as set forth opposite the name of such Underwriter in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at the office of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, at 10:00 am (Eastern Time), on January 10, 2017, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. Delivery of the Firm Securities will be made through the facilities of the Depositary Trust Company (the “DTC”) unless the Representatives shall otherwise instruct and evidence of their issuance will be made available for checking at the above office of Latham & Watkins LLP at least 24 hours prior to the Closing Date.

In addition, upon written notice from the Representatives given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities; provided, however, that the amount paid by the Underwriters for any Optional Securities shall be reduced by an amount per Security equal to any dividends declared by the Company and payable on the Firm Securities but not payable on such Optional Securities. Such notice shall set forth (i) the aggregate number of shares of Optional Securities to be sold by the Company as to which the Underwriters are exercising the option and (ii) the time, date and place at which the Optional Securities will be delivered (each time for the delivery of and payment for the Optional Securities being herein referred to as an “Optional Closing Date,” which may be the First Closing Date) (the First Closing Date and each Optional Closing

Date, if any, being sometimes referred to as a “Closing Date”). The Company agrees to sell to the Underwriters the number of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representatives to eliminate fractions). No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each Optional Closing Date shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price therefor in federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at the above office of Latham & Watkins LLP. The delivery of any Optional Securities will be made through the facilities of the DTC unless the Representatives shall otherwise instruct and evidence of their issuance will be made available for checking at the above office of Latham & Watkins LLP at a reasonable time in advance of such Optional Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433 and will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Underwriter of such timely filing.

(b) Filing of Amendments: Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement at any time the Registration Statement or any Statutory Prospectus at any time and will not effect such amendment or supplementation without the Representatives’ consent; and the Company will also advise the Representatives promptly of (i) any amendment or supplementation of the Registration Statement or the Statutory Prospectus, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Securities Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Securities Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the Effective Time of the Registration Statement which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act. For the purpose of the preceding sentence, “Availability Date” means the day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time on which the Company is required to file its Form 10-Q for such fiscal quarter except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the day after the end of such fourth fiscal quarter on which the Company is required to file its Form 10-K.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement (and, upon request of any Underwriter, a signed copy thereof), each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Securities Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives reasonably request. The Final Prospectus shall be so furnished within two business days following the execution and delivery of this Agreement, unless otherwise agreed by the Company and the Representatives. All other such documents shall be so furnished as soon as available, unless otherwise agreed by the Company and the Representatives.

(f) Blue Sky Qualifications. The Company shall cooperate with the Underwriters and counsel for the Underwriters to qualify or register the Offered Securities for resale under (or obtain exemptions from the application of) the state securities or Blue Sky laws of those jurisdictions designated by the Underwriters, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Offered Securities. Notwithstanding the foregoing, the Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general or unlimited service of process or taxation in any such jurisdiction where it is not presently qualified, subject to taxation or already subject to such service.

(g) Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system, it is not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Company agrees with the several Underwriters that the Company will pay all expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to (i) any filing fees and reasonable attorneys’ fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Offered Securities for offer and sale under the state securities or Blue Sky laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (ii) the filing and other fees incident to, and the reasonable fees and expenses of counsel for the Underwriters in connection with the FINRA’s review and approval of the Underwriters’ participation in the offering and distribution of the Offered Securities, provided that the reasonable fees and expenses of counsel for the Underwriters relating to subclause (i) and (ii) of this Section 5(h) shall not exceed $20,000, (iii) fees and expenses incident to listing the Offered Securities on the NYSE, (iv) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (v) expenses incurred in preparing, printing and distributing preliminary prospectuses, the Final Prospectus (including any amendments and supplements thereto) and the Registration Statement (and exhibits thereto) to the Underwriters and expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors and (vi) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement. The Company will also pay or reimburse the Underwriters (to the extent incurred by them) for reasonable costs and expenses of the Underwriters and the Company’s officers and employees and any other expenses of the Underwriters and the Company relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company. It is understood, however, that except as provided in this Agreement, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel and any road show expenses incurred by them (other than costs and expenses incurred by the Underwriters on behalf of the Company).

(i) Use of Proceeds. The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package. Except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j) Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representatives, except issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, grants of restricted stock and equity-based awards to directors and employees pursuant to, and the netting of any Lock-Up Securities issued pursuant to grants made under, the terms of a plan in effect on the date hereof and described in the General Disclosure Package and the Final Prospectus. The Lock-Up Period will commence on the date hereof and continue for 60 days after the date hereof or such earlier date that the Representatives consent to in writing.

6. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus”. The Company and each of the Representatives agree that any such Permitted Free Writing Prospectus is listed on Schedule B hereto. The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Securities is (or but for the exemption of Rule 172 would be) required to be delivered under the Securities Act by any Underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

7. Conditions to the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of the Company made in any certifications furnished pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Auditor Comfort Letters. The Representatives shall have received a “comfort letter,” dated the date hereof, of the Company’s independent accountants (and any other independent accountants whose report is included, or incorporated by reference, in the Registration Statement or the Final Prospectus) in form and substance satisfactory to the Representatives, covering the financial information in the Registration Statement, the General Disclosure Package and the Final Prospectus and other customary matters. In addition, on each Closing Date, the Underwriters shall have received from such accountants a “bring-down comfort letter” dated such Closing Date addressed to the Underwriters, in form and substance satisfactory to the Representatives, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Registration Statement and the Final Prospectus and (ii) procedures shall be brought down to a date no more than three (3) days prior to such Closing Date.

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for in such filing in accordance with the Rules and Regulations and Section 5(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Representatives, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the NYSE or NASDAQ, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinions of Counsel for the Company. The Representatives shall have received an opinion, dated such Closing Date, of Locke Lord LLP (“Company Counsel”), Maslon LLP, Minnesota counsel to the Company, Pinsent Masons LLP, Scottish counsel to the Company, Loyens & Loeff Luxembourg SARL, Luxembourg counsel to the Company and Maples and Calder, Cayman Islands counsel to the Company or other counsel reasonably satisfactory to the Representatives, in form and substance satisfactory to the Representatives and its counsel, as to matters described in Exhibit A-1, Exhibit A-2, Exhibit A-3, and Exhibit A-4 and Exhibit A-5 hereto.

(e) Opinion of General Counsel for the Company. The Representatives shall have received an opinion, dated such Closing Date, of Alisa B. Johnson, General Counsel for the Company, as to the matters described in Exhibit B hereto.

(f) Opinion of Counsel for Underwriters. The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g) Officers’ Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and as of such Closing Date; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package and the Final Prospectus, there has been no Material Adverse Effect except as set forth in the General Disclosure Package, the Final Prospectus or as described in such certificate.

(h) Lock-Up Agreements. On or prior to the date hereof, the Representatives shall have received lock-up letters in the form of Exhibit C from each of the persons listed on Schedule D hereto.

The Company will furnish the Representatives with any additional opinions, certificates, letters and documents as the Representatives reasonably requests and conformed copies of documents delivered pursuant to this Section 7. The Representatives may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution.

(a) Indemnification of Underwriters by Company. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b) Indemnification of Company. Each Underwriter will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities, joint or several, to which such Underwriter Indemnified Party may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse each Underwriter Indemnified Party for any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: (i) the concession and reallowance figures appearing in the sixth paragraph under the caption “Underwriting” and (ii) the paragraph relating to stabilization by the Underwriters in the fourteenth paragraph under the caption “Underwriting”.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection(a) or (b) above, notify the indemnifying party of the commencement thereof; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall (i) without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 8(a) or 8(b) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (y) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement.

(e) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth on the cover of the Final Prospectus, respectively bear to the aggregate public offering price of the Offered Securities as set forth on such cover. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the non-defaulting Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 hereof (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than (i) solely because of the termination of this Agreement pursuant to Section 9 or (ii) because of the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(c) hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 hereof and all obligations under Section 5 hereof shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, hand delivered or telecopied and confirmed to the Representatives, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629, Attention: IBCM Legal, with a copy to Wells Fargo Securities, LLC, 375 Park Avenue, 4th Floor, New York, New York 10152, Attention: Equity Syndicate Department (fax no: 212-214-5918) or, if sent to the Company, will be mailed, hand delivered or telecopied and confirmed to it at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North Suite 400, Houston, Texas 77043, Attention: Anthony Tripodo; provided, however, that any notice to an Underwriter pursuant to Section 8 hereof will be mailed, hand delivered or telecopied and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives jointly or by Credit Suisse Securities (USA) LLC, as applicable, will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Underwriters have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Underwriters, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether any Underwriters have advised or is advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that each of the Underwriters and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Underwriters have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Company, each Representative and the several Underwriters hereby submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of

New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company, each Representative and the several Underwriters irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the underwriters to properly identify their respective clients.

[Signature Pages Follow]

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon this Agreement will become a binding agreement among the Company and the several Underwriters in accordance with its terms.

Very truly yours,

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Anthony Tripodo
Name:	Anthony Tripodo
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ryan E. Tull
Name:	Ryan E. Tull
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ David Herman
Name:	David Herman
Title:	Director

Acting on behalf of themselves and as Representatives of the several Underwriters.

Signature Page to Underwriting Agreement

SCHEDULE A

Underwriter	Number of Firm Securities to be Purchased
Credit Suisse Securities (USA) LLC	9,200,000
Wells Fargo Securities, LLC.	9,200,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.	4,600,000
Total:	23,000,000

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

None.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

Price per share to the public: $8.65

SCHEDULE C

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Organization	Type of Entity
Cal Dive I-Title XI, Inc.	Texas	Corporation
Canyon Offshore, Inc.	Texas	Corporation
Canyon Offshore International Corp.	Texas	Corporation
Canyon Offshore Limited	Scotland	Limited Company
Energy Resource Technology (U.K.) Limited	Scotland	Limited Company
ERT Camelot Limited	Scotland	Limited Company
Helix do Brasil Serviços de Petróleo Ltda	Brazil	Limited Liability Company
Helix Energy Services PTE. Limited	Singapore	Private Limited Company
Helix Energy Services Pty Ltd	Australia	Limited Company
Helix Energy Solutions (U.K.) Limited	Scotland	Limited Company
Helix HR Services Limited	Scotland	Limited Company
Helix Ingleside LLC	Delaware	Limited Liability Company
Helix Offshore Crewing Services PTE. Ltd.	Singapore	Private Limited Company
Helix Offshore International Holdings S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix Offshore International, Inc.	Texas	Corporation
Helix Offshore International S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix Offshore Ltd.	Cayman Islands	Exempted Company Incorporated with
Helix Offshore Services A.S.	Norway	Limited Liability
Helix Offshore Services S.à r.l.	Grand Duchy of Luxembourg	Limited Company
Helix Property Corp.	Texas	Private Limited Liability Company
Helix Q5000 Holdings S.à r.l.	Grand Duchy of Luxembourg	Corporation
Helix Q7000 Vessel Holdings S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix RDS Sdn. Bhd. (30%)	Malaysia	Private Limited Liability Company
Helix Subsea Construction, Inc.	Delaware	Private Limited Company
Helix Vessel Finance S.à r.l.	Grand Duchy of Luxembourg	Corporation
Helix Well Ops Inc.	Texas	Private Limited Liability Company
Helix Well Ops Offshore Services Limited	Scotland	Corporation
Helix Well Ops S.à r.l.	Grand Duchy of Luxembourg	Limited Company
Helix Well Ops SEA Pty Ltd	Australia	Corporation
Helix Well Ops (U.K.) Limited	Scotland	Limited Company
Independence Hub, LLC (20%)	Delaware	Corporation
Kommandor LLC	Delaware	Limited Liability Company
Offshore Well Services, S. de R.L. de C.V.	Mexico	Limited Liability Company
Well Ops SEA Pty Ltd	Australia	Limited Liability Company
Limited Company

Partnerships

Entity	Partners/Members
Independence Hub, LLC	Helix Energy Solutions Group, Inc. (20%) and Manta Ray Gathering Company L.L.C. (80%)

Entity	Partners/Members
Helix RDS Sdn. Bhd.	Helix Energy Solutions (U.K.) Limited (30%) and Tekad Ekuiti Sdn. Bhd. (70%)
Helix Ingleside LLC	Helix Energy Solutions Group, Inc.
Kommander LLC	Helix Energy Solutions Group, Inc.

MATERIAL SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Organization	Foreign Qualifications
Cal Dive I-Title XI, Inc.	Texas	N/A
Canyon Offshore, Inc.	Texas	N/A
Canyon Offshore International Corp.	Texas	N/A
Canyon Offshore Limited	Scotland	N/A
Helix Offshore International Holdings S.à r.l.	Grand Duchy of Luxembourg	N/A
Helix Offshore International S.à r.l.	Grand Duchy of Luxembourg	N/A
Helix Offshore Ltd.	Cayman Islands	N/A
Helix Q5000 Holdings S.à r.l.	Grand Duchy of Luxembourg	N/A
Helix Q7000 Holdings S.à r.l.	Grand Duchy of Luxembourg	N/A
Helix Well Ops Inc.	Texas	N/A
Helix Well Ops Offshore Services Limited	Scotland	N/A
Helix Well Ops S.à r.l.	Grand Duchy of Luxembourg	N/A
Helix Well Ops (U.K.) Limited	Scotland	N/A

SCHEDULE D

Persons Signing Lock-Up Agreement

• Owen Kratz	President, Chief Executive Officer and Chairman of the Board
• Anthony Tripodo	Executive Vice President and Chief Financial Officer
• Scotty Sparks	Executive Vice President and Chief Operating Officer
• Alisa B. Johnson	Executive Vice President, General Counsel and Corporate Secretary
• John V. Lovoi	Director
• T. William Porter	Director
• Nancy K. Quinn	Director
• Jan Rask	Director
• William L. Transier	Director
• James A. Watt	Director

EXHIBIT A-1

FORM OF OPINION OF COMPANY COUNSEL

EXHIBIT A-2

FORM OF OPINION OF MINNESOTA COUNSEL

EXHIBIT A-3

FORM OF OPINION OF SCOTTISH COUNSEL

EXHIBIT A-4

FORM OF OPINION OF LUXEMBOURG COUNSEL

EXHIBIT A-5

FORM OF OPINION OF CAYMAN ISLANDS COUNSEL

EXHIBIT B

Form of Opinion of General Counsel of the Company

.

Exhibit C

Form of Lock-Up Letter

January             , 2017

Helix Energy Solutions Group, Inc.

3505 West Sam Houston Parkway North Suite 400

Houston, Texas

Credit Suisse Securities (USA) LLC

Wells Fargo Securities, LLC

As representatives of the several Underwriters

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

c/o Wells Fargo Securities, LLC

375 Park Ave., 4th Floor

New York, New York 10152

Ladies and Gentlemen:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering will be made of shares of common stock, no par value (the “Securities”), of Helix Energy Solutions Group, Inc. and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees pursuant to the terms of this Lock-Up Agreement (this “Lock-Up Agreement”) that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not, directly or indirectly, (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Securities within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (v) file with the Commission a registration statement under the Securities Act of 1933, as amended relating to Securities, or publicly disclose the intention to take any such action, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”). In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 60 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Any Securities received upon exercise of options or other securities of the Company granted to the undersigned will also be subject to this Lock-Up Agreement. The restrictions in this Lock-Up Agreement shall not apply to (a) any transactions relating to Securities acquired in the open market after the closing of the offering, provided that with respect to any sale or other disposition of such Securities, no filing under the Exchange Act (other than on Form 5) or other public announcement shall be required or shall be voluntarily made by any party in connection with subsequent sales of such Securities acquired in such open market transactions during the Lock-Up Period, (b) any exercise of options or vesting or exercise of any other equity-based award, in each case, outstanding on the Public Offering Date, and in each case under the Company’s equity incentive plan or any other plan or agreement described in the prospectus included or incorporated by reference in the Registration Statement, and the withholding of Securities by the Company for the payment of taxes due upon such exercise or vesting, provided that any Securities received upon such exercise or vesting will also be subject to this Lock-Up Agreement, (c) transfers as a bona fide gift or gifts, (d) transfers to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the undersigned or his or her family members, (e) transfers by testate or intestate succession, provided that in each transfer pursuant to clauses (c)-(e) the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing or public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5), or (f) (i) the establishment of any written contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act or (ii) sales pursuant to any Rule 10b5-1 plan currently in effect on the date hereof; provided, however, that with respect to clause (i), no sales of Securities or securities convertible into, or exchangeable or exercisable for, Securities, shall be made pursuant to such a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period (as the same may be extended pursuant to the provisions hereof); and provided further, that no party is required to publicly announce, file, or report the establishment of such Rule 10b5-1 Plan in any public report, announcement, or filing with the Securities and Exchange Commission under the Exchange Act during the Lock-Up Period and does not otherwise voluntarily effect any such public report, announcement, or filing regarding such Rule 10b5-1 Plan.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

It is understood that if the Underwriting Agreement is executed and delivered by the parties thereto yet terminates (other than the provisions thereof that survive termination) prior to payment for and delivery of the Offered Securities (as defined therein), the undersigned shall be released from all obligations under this Lock-Up Agreement. Further, this Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before January 18, 2017. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Lock-Up Agreement, or caused this Lock-Up Agreement to be executed, as of the date first written above.

Very truly yours,

[Name of officer or director]